                                                                      EXHIBIT 11

                       Aon Corporation and Subsidiaries

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION

    (millions except per share data)
                                                                Third Quarter Ended     Nine Months Ended
                                                                --------------------   --------------------
                                                                Sept. 30,  Sept. 30,   Sept. 30,  Sept. 30,
                                                                  1995       1994        1995       1994
                                                                ---------  ---------   ---------  ---------
    EARNINGS PER SHARE
         Net income..............................................$ 100.0    $  86.7     $ 309.9    $ 274.0
         Preferred stock dividends...............................    5.8        6.8        19.4       20.0
                                                                 -------    -------     -------    -------
              Net income less preferred stock dividends..........$  94.2    $  79.9     $ 290.5    $ 254.0
                                                                 =======    =======     =======    =======

         Average common shares issued............................  110.8      106.4       110.6      106.4
         Net effect of treasury stock activity...................   (3.4)      (4.5)       (2.8)      (4.5)
         Weighted average effect of Series B preferred stock.....      -        3.0           -        3.3
         Net effect of dilutive stock compensation plans based
               on the treasury stock method......................    0.7        0.8         0.7        0.7
                                                                 -------    -------     -------    -------
                   Average common and common equivalent shares
                    outstanding..................................  108.1      105.7       108.5      105.9
                                                                 =======    =======     =======    =======
    Net income per share (1).....................................$  0.87    $  0.76     $  2.68    $  2.40
                                                                 =======    =======     =======    =======

    (1) Primary and fully diluted net income per share are materially the same.

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